BMC Stock Holdings, Inc. Announces 2017 Second Quarter Results

Atlanta, GA - August 3, 2017 - BMC Stock Holdings, Inc. (Nasdaq: BMCH) (“BMC” or the “Company”), one of the leading providers of diversified building products and services in the U.S. residential construction market, today announced its financial results for the second quarter ended June 30, 2017. A reconciliation of non-GAAP financial measures to comparable GAAP financial measures is provided in the “Reconciliation of GAAP to Non-GAAP Measures” section of this press release.

Second Quarter 2017 Highlights (Comparisons are to Prior Year Period)

•	Grew net sales by 11.1% to $886.4 million, including significant growth in Ready-Frame® sales

•
Delivered net income of $17.6 million, including merger and integration costs of $6.3 million, compared to net income of $18.0 million in the prior year period, including merger and integration costs of $3.6 million

•	Increased Adjusted EBITDA (non-GAAP) to $59.6 million, up 3.6%

•	Recorded diluted earnings per share of $0.26, compared to $0.27 in the prior year period

•	Expanded adjusted net income per diluted share (non-GAAP) by $0.02 to $0.34

•	Refined expectation of total annual run rate cost savings from the merger to a range of $48 million to $52 million by the end of 2017

Peter Alexander, President and Chief Executive Officer of BMC, commented, “Continuing the solid top-line growth trends that we saw late in the first quarter, we achieved second quarter net sales growth of 11.1%. We continue to be pleased with the strong performance of Ready-Frame®, which delivered $45 million of sales in the quarter and, in part, helped drive our 14% increase in sales of structural components. This whole-house solution continues to gain significant traction as we provide builders a way to effectively navigate a tough labor environment, save money and shorten cash conversion cycle times. In addition, our recent acquisitions contributed $19.2 million in revenue during the quarter, and we continue to pursue additional opportunities to further drive profitable growth.”

Jim Major, Executive Vice President and Chief Financial Officer of BMC, added, “Volatility in the cost of lumber and lumber sheet goods constrained our gross margin percentage in the second quarter, and recent Canadian wildfires have extended this period of market volatility into the third quarter. However, over the longer-term, we anticipate our gross margin percentage will improve relative to our second quarter 2017 performance and commodity inflation will ultimately provide a more significant tailwind for our operating results. Our team remains intently focused on driving growth in our value-added product offerings and higher-margin customer categories while, at the same time, executing initiatives to further rationalize our cost structure and improve our operating results. During the second quarter, we realized an additional $2.8 million of merger-related cost synergies, primarily within cost of sales, and have refined our estimate of total annualized merger-related cost savings to $48 million to $52 million by the end of 2017.”

Second Quarter 2017 Summary of Financial Results
During the three months ended June 30, 2017, the Company generated improvements in net sales and Adjusted EBITDA and continued to make substantial progress on its merger integration plan.

(in thousands, except per share data)	Q2’17	Q2’16	Variance	YTD’17	YTD’16	Variance
Net sales
Reported net sales (GAAP)	$886,375	$797,547	$88,828	$1,644,075	$1,524,965	$119,110

Net income and EPS
Net income (GAAP)	$17,596	$17,982	$(386)	$21,340	$11,226	$10,114
Diluted earnings per share (GAAP)	$0.26	$0.27	$(0.01)	$0.32	$0.17	$0.15
Adjusted net income (non-GAAP)	$22,956	$21,570	$1,386	$30,606	$26,965	$3,641
Adjusted net income per diluted share (non-GAAP)	$0.34	$0.32	$0.02	$0.45	$0.41	$0.04

Adjusted EBITDA (non-GAAP)	$59,577	$57,534	$2,043	$93,140	$91,243	$1,897
Adjusted EBITDA margin (non-GAAP)	6.7%	7.2%	(0.5)%	5.7%	6.0%	(0.3)%

Net cash provided by operating activities	$15,130	$25,759	$(10,629)	$11,224	$39,388	$(28,164)

Second Quarter 2017 Financial Results Compared to Prior Year Period

•
Net sales increased 11.1% to $886.4 million. The Company estimates that net sales increased 5.5% from increased volumes, 3.2% from lumber and sheet goods commodity price inflation and 2.4% from recent acquisitions.

•
Gross profit as a percent of net sales was 23.9%, as compared to 24.0% for the second quarter of 2016. This decrease primarily related to a decline in gross profit as a percentage of net sales in the lumber and lumber sheet goods product category of approximately 110 basis points, and a higher percentage of total net sales being derived from lumber and lumber sheet goods. These decreases were partially offset by approximately $2.3 million of merger-related synergies within cost of goods sold.

•
Selling, general and administrative (“SG&A”) expenses increased 12.8% to $157.8 million. Healthcare and casualty insurance costs increased by approximately $4.3 million as compared to the prior year, primarily due to unusually low expense in the second quarter of 2016. The increase in SG&A expenses also reflected costs associated with additional facilities, including four newly-opened and two recently-acquired locations that were not included in the portfolio during the prior year period, higher diesel costs and other variable costs to serve higher sales volumes. SG&A expenses as a percent of net sales was 17.8%, compared to 17.5% for the second quarter of 2016.

•
Depreciation expense, including the portion reported within cost of sales, increased to $13.5 million, compared to $11.9 million in the second quarter of 2016. The increase was primarily driven by replacements and additions of delivery fleet, material handling equipment and operating equipment.

•
Merger and integration costs increased to $6.3 million, compared to $3.6 million in the second quarter of 2016. This increase was primarily due to the Company’s determination that it had ceased receiving economic benefit from certain non-cancellable license and service contracts related to the New ERP, as defined in the Company’s quarterly and annual filings with the SEC. The Company recognized approximately $2.8 million of expense within merger and integration costs during the quarter ended June 30, 2017 related to this determination.

•	Amortization expense was $4.1 million, compared to $5.3 million in the second quarter of 2016. This decrease related to certain intangible assets that became fully amortized.

•
Interest expense decreased to $6.5 million, compared to $8.1 million in the second quarter of 2016. This decrease primarily resulted from the successful refinancing of the Company’s long-term notes in September 2016.

•
Other income, net, decreased to $1.0 million, compared to $1.4 million in the second quarter of 2016. This decrease primarily reflected insurance proceeds received during the second quarter of 2016 related to a fire at one of the Company’s facilities during 2015.

•	Net income decreased $0.4 million to $17.6 million, including merger and integration costs of $6.3 million.

•	Adjusted net income (non-GAAP) increased 6% to $23.0 million, or $0.34 per diluted share, compared to Adjusted net income of $21.6 million, or $0.32 per diluted share, in the second quarter of 2016.

•	Adjusted EBITDA (non-GAAP) increased 3.6% to $59.6 million.

•	Adjusted EBITDA margin (non-GAAP) declined 50 basis points to 6.7%.

•
Cash provided by operating activities of $15.1 million declined by $10.6 million, primarily as a result of larger seasonal increases in working capital and increased inventory investments due to rising costs for lumber and lumber sheet goods.

Liquidity and Capital Resources
Total liquidity as of June 30, 2017 was approximately $248.6 million, which included cash and cash equivalents of $7.3 million and $241.3 million of borrowing availability under the Company’s asset-backed revolver. Capital expenditures during the second quarter of 2017 totaled $24.1 million. These expenditures were primarily used to fund purchases of vehicles and equipment to support increased sales volume and replace aged assets, and facility and technology investments to support our operations.  In addition, the Company acquired approximately $0.7 million of assets during the second quarter of 2017 under capital lease arrangements, consisting primarily of material handling equipment.

Conference Call Information
BMC will host a conference call on Thursday, August 3, 2017 at 10:00 a.m. Eastern Time and will simultaneously broadcast it live over the Internet. The conference call can be accessed by dialing 877-407-0784 (domestic) or 201-689-8560 (international). A telephonic replay will be available approximately three hours after the call and can be accessed by dialing 844-512-2921, or for international callers, 412-317-6671. The passcode for both the live call and the replay is 13666107. The telephonic replay will be available until 11:59 p.m. (Eastern Time) on August 10, 2017. The live webcast of the conference call can be accessed on the Company’s investor relations website at ir.buildwithbmc.com and will be available for approximately 90 days.

Non-GAAP Financial Measures
This press release presents Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share, which are non-GAAP financial measures within the meaning of applicable SEC rules and regulations. For a reconciliation of Adjusted EBITDA and Adjusted net income to the most comparable GAAP measures and a discussion of the reasons why the Company believes that these non-GAAP financial measures provide information that is useful to investors, see the tables included in this document under "Reconciliation of GAAP to Non-GAAP Measures."

About BMC Stock Holdings, Inc.
With $3.1 billion in 2016 net sales, BMC is one of the nation's leading providers of diversified building products and services to builders, contractors and professional remodelers in the U.S. residential housing market. Headquartered in Atlanta, Georgia, the Company's comprehensive portfolio of products and solutions spans building materials, including millwork and structural component manufacturing capabilities, consultative showrooms and design centers, value-added installation management services and an innovative eBusiness platform. BMC serves 43 metropolitan areas across 18 states, principally in the fast-growing South and West regions.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this document may include, without limitation, statements regarding sales growth, price changes, earnings performance, strategic direction and the demand for our products. Forward-looking statements are typically identified by words or phrases such as "may," "might," "predict," "future," "seek to," "assume," "goal," "objective," "continue," "will," "could," "should," "would," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "prospects," "guidance," "possible," "predict," "propose," "potential" and "forecast," or the negative of such terms and other words, terms and phrases of similar meaning. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties, many of which are outside BMC's control. BMC cautions readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement; therefore, investors and shareholders should not place undue reliance on such statement. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication.
A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. These factors include without limitation:

•	the state of the homebuilding industry and repair and remodeling activity, the economy and the credit markets;

•	seasonality and cyclicality of the building products supply and services industry;

•	competitive industry pressures and competitive pricing pressure from our customers and competitors;

•	inflation or deflation of prices of our products;

•	our exposure to product liability, warranty, casualty, construction defect, contract, tort, employment and other claims and legal proceedings;

•	our ability to maintain profitability;

•	the impact of our indebtedness;

•	the various financial covenants in our secured credit agreement and senior secured notes indenture;

•	our concentration of business in the Texas, California and Georgia markets;

•
the potential negative impacts from the significant decline in oil prices on employment, home construction and remodeling activity in Texas (particularly the Houston metropolitan area) and other markets dependent on the energy industry;

•	our ability to retain our key employees and to attract and retain new qualified employees, while controlling our labor costs;

•	product shortages, loss of key suppliers or failure to develop relationships with qualified suppliers, and our dependence on third-party suppliers and manufacturers;

•	the implementation of our supply chain and technology initiatives;

•	the impact a housing market decline may have on our business, including the potential for impairment losses or the closing or idling of under-performing locations;

•	the impact of long-term non-cancelable leases at our facilities;

•	our ability to effectively manage inventory and working capital;

•	the credit risk from our customers;

•	the impact of pricing pressure from our customers;

•	our ability to identify or respond effectively to consumer needs, expectations or trends;

•	our ability to successfully implement our growth strategy;

•	the impact of federal, state, local and other laws and regulations;

•	the impact of changes in legislation and government policy;

•	the impact of unexpected changes in our tax provisions and adoption of new tax legislation;

•	our ability to utilize our net operating loss carryforwards;

•	the potential loss of significant customers or a reduction in the quantity of products they purchase;

•	natural or man-made disruptions to our distribution and manufacturing facilities;

•	our exposure to environmental liabilities and subjection to environmental laws and regulation;

•	the impact of disruptions to our information technology systems;

•	cybersecurity risks;

•	risks related to the continued integration of Building Materials Holding Corporation and Stock Building Supply Holdings, Inc. and successful operation of the post-merger company;

•	our ability to operate on multiple Enterprise Resource Planning information systems and convert multiple systems to a single system; and

•	other factors discussed or referred to in the "Risk Factors" section of BMC's most recent Annual Report on Form 10-K filed with the SEC on March 1, 2017.
All such factors are difficult to predict and are beyond BMC's control. All forward-looking statements attributable to BMC or persons acting on BMC's behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and BMC undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact
BMC Stock Holdings, Inc.
Carey Phelps
(678) 222-1228

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2017	2016	2017	2016
Net sales	$886,375	$797,547	$1,644,075	$1,524,965
Cost of sales	674,688	605,892	1,254,191	1,166,693
Gross profit	211,687	191,655	389,884	358,272

Selling, general and administrative expenses	157,789	139,897	306,677	281,678
Depreciation expense	10,941	9,290	21,502	18,082
Amortization expense	4,100	5,288	7,921	10,533
Merger and integration costs	6,324	3,597	10,765	6,433
Impairment of assets	26	—	26	11,883
	179,180	158,072	346,891	328,609
Income from operations	32,507	33,583	42,993	29,663
Other income (expense)
Interest expense	(6,495)	(8,121)	(12,583)	(16,352)
Other income, net	964	1,411	1,283	2,866
Income before income taxes	26,976	26,873	31,693	16,177
Income tax expense	9,380	8,891	10,353	4,951
Net income	$17,596	$17,982	$21,340	$11,226

Weighted average common shares outstanding
Basic	66,927	65,839	66,810	65,589
Diluted	67,394	66,417	67,290	66,137

Net income per common share
Basic	$0.26	$0.27	$0.32	$0.17
Diluted	$0.26	$0.27	$0.32	$0.17

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(unaudited)

(in thousands, except share and per share amounts)	June 30, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$7,341	$8,917
Accounts receivable, net of allowances	370,594	313,304
Inventories, net	315,823	272,276
Costs in excess of billings on uncompleted contracts	25,963	26,373
Income taxes receivable	—	2,437
Prepaid expenses and other current assets	53,821	43,635
Total current assets	773,542	666,942
Property and equipment, net of accumulated depreciation	302,050	286,741
Deferred income taxes	—	550
Customer relationship intangible assets, net of accumulated amortization	173,138	164,191
Other intangible assets, net of accumulated amortization	2,356	3,024
Goodwill	262,077	254,832
Other long-term assets	18,669	18,734
Total assets	$1,531,832	$1,395,014
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$202,743	$165,540
Accrued expenses and other liabilities	91,937	88,786
Billings in excess of costs on uncompleted contracts	19,831	15,691
Income taxes payable	2,697	—
Interest payable	4,944	5,619
Current portion:
Long-term debt and capital lease obligations	8,704	11,155
Insurance reserves	14,494	16,021
Total current liabilities	345,350	302,812
Insurance reserves	38,315	39,184
Long-term debt	410,952	344,827
Long-term portion of capital lease obligations	18,531	20,581
Deferred income taxes	3,605	—
Other long-term liabilities	7,511	7,009
Total liabilities	824,264	714,413
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.01 par value, 50.0 million shares authorized, no shares issued and outstanding at June 30, 2017 and December 31, 2016	—	—
Common stock, $0.01 par value, 300.0 million shares authorized, 67.1 million and 66.8 million shares issued, and 66.9 million and 66.7 million outstanding at June 30, 2017 and December 31, 2016, respectively	671	668
Additional paid-in capital	655,217	649,280
Retained earnings	54,522	33,182
Treasury stock, at cost, 0.2 million and 0.1 million shares at June 30, 2017 and December 31, 2016, respectively	(2,842)	(2,529)
Total stockholders' equity	707,568	680,601
Total liabilities and stockholders' equity	$1,531,832	$1,395,014

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Six Months Ended June 30,
(in thousands)	2017	2016
Cash flows from operating activities
Net income	$21,340	$11,226
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	26,450	23,288
Amortization of intangible assets	7,921	10,533
Amortization of debt issuance costs	842	1,846
Deferred income taxes	4,155	(1,975)
Non-cash stock compensation expense	3,385	3,693
Loss (gain) on sale of property, equipment and real estate	280	(372)
Impairment of assets	26	11,883
Amortization of inventory step-up charges	—	2,884
Gain on insurance proceeds	—	(1,003)
Other non-cash adjustments	419	92
Change in assets and liabilities, net of effects of acquisitions
Accounts receivable, net of allowances	(51,197)	(40,188)
Inventories, net	(39,017)	(26,295)
Accounts payable	37,088	40,579
Other assets and liabilities	(468)	3,197
Net cash provided by operating activities	11,224	39,388
Cash flows from investing activities
Purchases of property, equipment and real estate	(34,782)	(19,522)
Purchases of businesses, net of cash acquired	(38,737)	—
Proceeds from sale of property, equipment and real estate	1,038	964
Insurance proceeds	—	1,151
Net cash used in investing activities	(72,481)	(17,407)
Cash flows from financing activities
Proceeds from revolving line of credit	485,388	790,535
Repayments of proceeds from revolving line of credit	(418,666)	(813,791)
Principal payments on other notes	(2,580)	(2,501)
Payments on capital lease obligations	(5,259)	(4,268)
Proceeds from issuance of common stock, net of offering costs	—	13,614
Other financing activities, net	798	(655)
Net cash provided by (used in) financing activities	59,681	(17,066)
Net (decrease) increase in cash and cash equivalents	(1,576)	4,915
Cash and cash equivalents
Beginning of period	8,917	1,089
End of period	$7,341	$6,004

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Net Sales by Product Category
(unaudited)

	Three Months Ended June 30, 2017		Three Months Ended June 30, 2016 (a)
(in thousands)	Net Sales	% of Sales	Net Sales	% of Sales	% Change
Structural components	$138,306	15.6%	$121,187	15.2%	14.1%
Lumber & lumber sheet goods	290,499	32.8%	244,830	30.7%	18.7%
Millwork, doors & windows	240,999	27.2%	228,423	28.6%	5.5%
Other building products & services	216,571	24.4%	203,107	25.5%	6.6%
Total net sales	$886,375	100.0%	$797,547	100.0%	11.1%

	Six Months Ended June 30, 2017		Six Months Ended June 30, 2016 (a)
(in thousands)	Net Sales	% of Sales	Net Sales	% of Sales	% Change
Structural components	$248,197	15.1%	$230,077	15.1%	7.9%
Lumber & lumber sheet goods	534,935	32.5%	458,362	30.1%	16.7%
Millwork, doors & windows	451,750	27.5%	446,410	29.3%	1.2%
Other building products & services	409,193	24.9%	390,116	25.5%	4.9%
Total net sales	$1,644,075	100.0%	$1,524,965	100.0%	7.8%
(a) Certain prior year amounts have been reclassified to conform to the current year presentation.

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Measures
(unaudited)

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share are intended as supplemental measures of the Company’s performance that are not required by, or presented in accordance with, GAAP. The Company believes that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and operating results.

•
Adjusted EBITDA is defined as net income plus interest expense, income tax expense, depreciation and amortization, merger and integration costs, non-cash stock compensation expense, acquisition costs, impairment of assets and inventory step-up charges.

•	Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net sales.

•
Adjusted net income is defined as net income plus merger and integration costs, non-cash stock compensation expense, acquisition costs, impairment of assets, inventory step-up charges and after tax effecting those items.

•	Adjusted net income per diluted share is defined as Adjusted net income divided by diluted weighted average shares
Company management uses Adjusted EBITDA and Adjusted net income for trend analyses, for purposes of determining management incentive compensation and for budgeting and planning purposes. Adjusted EBITDA is used in monthly financial reports prepared for management and the board of directors. The Company believes that the use of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share provides additional tools for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other distribution and retail companies, which may present similar non-GAAP financial measures to investors. However, the Company’s calculation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share are not necessarily comparable to similarly titled measures reported by other companies. Company management does not consider Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share in isolation or as alternatives to financial measures determined in accordance with GAAP. The principal limitation of Adjusted EBITDA and Adjusted net income is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements. Some of these limitations are: (i) Adjusted EBITDA and Adjusted net income do not reflect changes in, or cash requirements for, working capital needs; (ii) Adjusted EBITDA does not reflect interest expense, or the requirements necessary to service interest or principal payments on debt; (iii) Adjusted EBITDA does not reflect income tax expenses or the cash requirements to pay taxes; (iv) Adjusted net income and Adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; (v) although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA and Adjusted net income do not reflect any cash requirements for such replacements and (vi) Adjusted net income and Adjusted EBITDA do not consider the potentially dilutive impact of issuing non-cash stock-based compensation. In order to compensate for these limitations, management presents Adjusted EBITDA and Adjusted net income in conjunction with GAAP results. Readers should review the reconciliations of net income to Adjusted EBITDA and Adjusted net income below, and should not rely on any single financial measure to evaluate the Company’s business.

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Measures (continued)
(unaudited)

The following is a reconciliation of net income to Adjusted EBITDA and Adjusted net income.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net income	$17,596	$17,982	$21,340	$11,226
Interest expense	6,495	8,121	12,583	16,352
Income tax expense	9,380	8,891	10,353	4,951
Depreciation and amortization	17,558	17,139	34,371	33,821
Merger and integration costs	6,324	3,597	10,765	6,433
Non-cash stock compensation expense	2,154	1,804	3,385	3,693
Acquisition costs (a)	44	—	317	—
Impairment of assets (b)	26	—	26	11,883
Inventory step-up charges (c)	—	—	—	2,884
Adjusted EBITDA	$59,577	$57,534	$93,140	$91,243
Adjusted EBITDA margin	6.7%	7.2%	5.7%	6.0%

Net income	$17,596	$17,982	$21,340	$11,226
Merger and integration costs	6,324	3,597	10,765	6,433
Non-cash stock compensation expense	2,154	1,804	3,385	3,693
Acquisition costs (a)	44	—	317	—
Impairment of assets (b)	26	—	26	11,883
Inventory step-up charges (c)	—	—	—	2,884
Tax effect of adjustments to net income (d)	(3,188)	(1,813)	(5,227)	(9,154)
Adjusted net income	$22,956	$21,570	$30,606	$26,965

Diluted weighted average shares	67,394	66,417	67,290	66,137
Adjusted net income per diluted weighted average share	$0.34	$0.32	$0.45	$0.41

(a)	Represents costs incurred during the three and six months ended June 30, 2017 related to the acquisitions of Code Plus Components, LLC and Texas Plywood and Lumber Company, Inc.
(b)
During the first quarter of 2016, the Company decided to integrate all operations under the Legacy SBS ERP system, and to discontinue use of the Legacy BMHC ERP system. In connection with this decision, the Company impaired capitalized software costs of $11.9 million.

(c)	Represents expense incurred during the six months ended June 30, 2016 in relation to the sell-through of SBS inventory which was stepped up in value in connection with the merger.
(d)
The tax effect of adjustments to net income was based on the respective transactions’ income tax rate, which was 37.3%, 38.1%, 37.3% and 38.1% for the three months ended June 30, 2017 and 2016 and the six months ended June 30, 2017 and 2016, respectively. The tax effect of adjustments to net income exclude non-deductible Merger-related costs of $0.0 million, $0.6 million, $0.5 million and $0.8 million for the three months ended June 30, 2017 and 2016 and the six months ended June 30, 2017 and 2016, respectively.